---------------------------
                                                             OMB APPROVAL
                                                     ---------------------------
                                                     OMB NUMBER: 3235-0145
                                                     EXPIRES:   OCTOBER 31, 2002
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE....14.90
                                                     ---------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 12 )*
                                           ------

                          DREW INDUSTRIES INCORPORATED
  ----------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE**
   ---------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   26168L 205
                    ----------------------------------------
                                 (CUSIP Number)

        LEIGH J. ABRAMS, 200 MAMARONECK AVENUE, WHITE PLAINS, N.Y. 10571
  ----------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                NOVEMBER 21, 2000
  ----------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule of ss.ss.240.13d-l(e), 240.13d-l(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**The total number of shares reported herein is 3,366,282 shares, which constitute approximately 34.4% of the total number of shares outstanding. All ownership percentages assume that there are 9,782,629 shares outstanding, including 126,200 shares subject to presently exercisable options and options which become exercisable within 60 days, held by the Reporting Persons.

                                  SCHEDULE 13D

----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE   2   of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Leigh J. Abrams
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
             PF/00
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Leigh J. Abrams is a citizen of the United States.
--------------------------------------------------------------------------------
                          7     SOLE VOTING POWER
      NUMBER OF                 229,270(1)
       SHARES          ---------------------------------------------------------
    BENEFICIALLY          8     SHARED VOTING POWER
      OWNED BY                         -0-
        EACH           ---------------------------------------------------------
      REPORTING           9     SOLE DISPOSITIVE POWER
       PERSON                   229,270(1)
        WITH           ---------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          237,266 (2)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [X]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.4%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 26168L 205                13D                   Page 3 of 42 Pages
----------------------                                    ----------------------


                           ATTACHMENT TO SCHEDULE 13D


(1) Includes 8,004 Shares held by Mr. Abrams as Custodian under the New York Uniform Gifts to Minors Act for the benefit of his children, over which shares Mr. Abrams has sole voting and investment power. Mr. Abrams disclaims any beneficial interest in the shares held by him as Custodian. Excludes 6,000 shares subject to an option at $12.125 per share and 10,000 shares subject to an option at $9.3125 per share which are presently exercisable, as well as 4,000 shares subject to an option at $12.125 per share and 40,000 shares subject to an option at $9.3125 per share which are not exercisable within 60 days. Includes 3,077 shares pledged to Edward W. Rose III in connection with a loan made by Mr. Rose to Mr. Abrams which shares may not be disposed of without the consent of Mr. Rose.

(2) Excludes 8,004 shares held by Mr. Abrams as Custodian under the New York Uniform Gifts to Minors Act for the benefit of his children. Includes 6,000 shares subject to an exercisable option at $12.125 per share and 10,000 shares subject to an option at $9.3125 which are presently exercisable. Excludes 4,000 shares subject to an option at $12.125 per share and 40,000 shares subject to an option at $9.3125 per share which are not exercisable within 60 days. Includes 3,077 shares pledged to Edward W. Rose III in connection with a loan made by Mr. Rose to Mr. Abrams which shares may not be disposed of without the consent of Mr. Rose.

                                  SCHEDULE 13D


----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE   4   of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Edward W. Rose, III
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
             PF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]
--------------------------------------------------------------------------------

    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Edward W. Rose, III is a citizen of the United States.
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF                 1,963,380 (1)
       SHARES         ----------------------------------------------------------
    BENEFICIALLY
      OWNED BY           8      SHARED VOTING POWER
        EACH                    -0-
      REPORTING       ----------------------------------------------------------
       PERSON            9      SOLE DISPOSITIVE POWER
        WITH                    1,963,380(1)
                      ----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,988,380 (2)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          20.3%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26168L 205                13D                   Page 5 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


(1) Includes 84,000 shares held by each of Cardinal Investment Company, Inc. Pension Plan and Cardinal Investment Company, Inc. Profit Sharing Plan, of each of which Mr. Rose is Trustee. Includes 100,700 shares held by Cardinal Partners L.P. of which Cardinal Investment Company, Inc. is the general partner. Mr. Rose is the sole owner of Cardinal Investment Company, Inc. Excludes shares subject to presently exercisable options for (i) 5,000 shares at $7.35 per share, (ii) 5,000 shares at $10.75 per share, (iii) 5,000 shares at $12.475 per share, iv)5,000 shares at $11.792 per share, and (v) 5,000 shares at $9.204. Does not include 3,077 shares pledged to Mr. Rose by Leigh J. Abrams and 15,000 shares pledged to Mr. Rose by Harvey
     F. Milman in connection with loans to them made by Mr. Rose.

2) Includes 84,000 shares held by each of Cardinal Investment Company, Inc. Pension Plan and Cardinal Investment Company, Inc. Profit Sharing Plan, of each of which Mr. Rose is Trustee. Includes 100,700 shares held by Cardinal Partners L.P. of which Cardinal Investment Company, Inc. is the general partner. Mr. Rose is the sole owner of Cardinal Investment Company, Inc. Includes shares subject to presently exercisable options for (i) 5,000 shares at $7.35 per share, (ii) 5,000 shares at $10.75 per share, (iii) 5,000 shares at $12.475 per share,(iv)5,000 shares at $11.792 per share and
     (v) 5,000 shares at $9.204. Does not include 3,077 shares pledged to Mr. Rose by Leigh J. Abrams and 15,000 shares pledged to Mr. Rose by Harvey F. Milman in connection with loans to them made by Mr. Rose.

                                  SCHEDULE 13D
----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE   6   of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Marshall B. Payne
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
             PF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Marshall B. Payne is a citizen of the United States.
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF                 247,600 (1)
       SHARES         ----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                  29,500 (2)
        EACH          ----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                   247,600 (1)
        WITH          ----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                29,500 (2)
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          254,975 (3)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    [_]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.6%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26168L 205                13D                   Page 7 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


(1) Includes 4,000 shares held by Payne & Madole in which Mr. Payne has a 331/3% interest. Pursuant to the oral partnership agreement, Mr. Payne has the sole power to vote and dispose of the shares held by such partnership.

(2) Includes 29,500 shares owned by Scout Ventures in which Mr. Payne has a 25% interest.

(3) Includes 4,000 shares held by Payne & Madole and 7,375 shares representing a 25% interest in Scout Ventures.

                                  SCHEDULE 13D

----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE   8   of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Harvey J. Kaplan
--------------------------------------------------------------------------------

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
             PF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Harvey J. Kaplan is a citizen of the United States.
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF                  20,000 (1)
       SHARES         ----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                         -0-
        EACH          ----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                    20,000 (1)
        WITH          ----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11
          23,600 (2)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]
--------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26168L 205                13D                   Page 9 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


(1) Excludes 2,100 shares subject to an option at $12.125 per share, and 1,500 shares subject to an option at $8.8125 per share which are presently exercisable, as well as 1,400 shares subject to an option at $12.125 per share and 6,000 shares subject to an option at $8.8125 per share, which are not exercisable within 60 days.

(2) Includes 2,100 shares subject to an option at $12.125 per share, and 1,500 shares subject to an option at $8.8125 per share, which are presently exercisable. Excludes 1,400 shares subject to an option at $12.125 per share, and 6,000 shares subject to an option at $8.8125 per share which are not exercisable within 60 days.

                                  SCHEDULE 13D

----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE 10 of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Fredric M. Zinn
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
             PF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Fredric M. Zinn is a citizen of the United States.
--------------------------------------------------------------------------------
                         7      SOLE VOTING POWER
      NUMBER OF                  44,140 (1)
       SHARES        -----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                  -0-
        EACH         -----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                    44,140 (1)
        WITH         -----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          50,140(2)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.5%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26168L 205                13D                     Page 11 of 42 Pages
--------------------


                           ATTACHMENT TO SCHEDULE 13D


(1) Excludes 3,000 shares subject to an option at $12.125 per share and 3,000 shares subject to an option at $8.8125 per share, which are presently exercisable, as well as 2,000 shares subject to an option at $12.125 per share, and 12,000 shares subject to an option at $8.8125 per share which are not exercisable within 60 days.

(2) Includes 3,000 shares subject to an option at $12.125 per share and 3,000 shares subject to an option at $8.8125 per share, which are presently exercisable. Excludes 2,000 shares subject to an option at $12.125 per share and 12,000 shares subject to an option at $8.8125 per share, which are not exercisable within 60 days.

                                  SCHEDULE 13D

----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE 12 of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David L. Webster
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
             PF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         David L. Webster is a citizen of the United States.
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF                 207,840 (1)
       SHARES        -----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                         -0-
        EACH         -----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                   207,840 (1)
        WITH         -----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          226,840 (2)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.3%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26168L 205                13D                   Page 13 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


(1) Excludes 9,000 shares subject to an option at $12.125 per share, and 10,000 shares subject to an option at $9.3125 per share, which are presently exercisable, as well as 6,000 shares subject to an option at $12.125 per share and 40,000 shares subject to an option at $9.3125 per share, which are not exercisable within 60 days.

(2) Includes 9,000 shares subject to an option at $12.125 per share, and 10,000 shares subject to an option at $9.3125 per share, which are presently exercisable. Excludes 6,000 shares subject to an option at $12.125 per share and 40,000 shares subject to an option at $9.3125 per share, which are not exercisable within 60 days.

                                  SCHEDULE 13D

----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE 14 of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Domenic D. Gattuso
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
             PF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Domenic D. Gattuso is a citizen of the United States.
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF                 22,442(1)
       SHARES        -----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                         -0-
        EACH         -----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                   22,442 (1)
        WITH         -----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          30,442 (2)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.3%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26168L 205                13D                   Page 15 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


(1) Excludes 6,000 shares subject to an option at $12.125 per share and 2,000 shares subject to an option at $8.8125 per share, Which are presently exercisable, as well as 4,000 shares subject to an option at $12.125 per share, and 8,000 shares subject to an option at $8.8125 per share which are not exercisable within 60 days.

(2) Includes 6,000 shares subject to an option at $12.125 per share, and 2,000 shares subject to an option at $8.8125 per share, which are presently exercisable. Excludes 4,000 shares subject to an option at $12.125 per share, and 8,000 shares subject to an option at $8.8125 per share, which are not exercisable within 60 days.

                                  SCHEDULE 13D


----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE 16 of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Catherine A. Gero

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
             PF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Catherine A. Gero is a citizen of the United States.
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF                 -0-
       SHARES        -----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                  84,160 (1)
        EACH         -----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                          -0-
        WITH         -----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                84,160 (1)
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           84,160 (1)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.9%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26168L 205                13D                   Page 17 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


(1)  Includes 84,160 shares held jointly with James F. Gero.

                                  SCHEDULE 13D

----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE 18 of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James F. Gero
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
             PF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(D) OR 2(E)                                      [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         JAMES F. GERO IS A CITIZEN OF THE UNITED STATES.
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF
       SHARES        -----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                  84,160 (1)
        EACH         -----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                          -0-
        WITH         -----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                84,160 (1)
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          109,160 (2)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.1%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26168L 205                13D                   Page 19 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


(1) Includes 84,160 shares held jointly with Catherine A. Gero. Excludes shares subject to presently exercisable options for (i) 5,000 shares at $7.35 per share, (ii) 5,000 shares at $10.75 per share, (iii) 5,000 shares at $12.475 per share, and (iv) 5,000 shares at $11.792 per share, and (v) 5,000 shares at $9.204 per share.

(2) Includes 84,160 shares held jointly with Catherine A. Gero. Includes shares subject to presently exercisable options for (i) 5,000 shares at $7.35 per share, (ii) 5,000 shares at $10.75 per share, (iii) 5,000 shares at $12.475 per share, and (iv) 5,000 shares at $11.792 per share, and (v) 5,000 shares at $9.204 per share.

                                  SCHEDULE 13D

----------------------                                    ----------------------
CUSIP NO.  26168L 205                                     PAGE 20 of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gene H. Bishop
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
         PF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Gene H. Bishop is a citizen of the United States
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF                 93,600 (1)
       SHARES        -----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                         -0-
        EACH         -----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                   93,600 (1)
        WITH         -----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          113,600 (2)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.2%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26168L 205                13D                   Page 21 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


(1) Includes 3,000 shares for which Gene H. Bishop is custodian for his children. Excludes shares subject to presently exercisable options for (i) 5,000 shares at $10.75 per share, (ii) 5,000 shares at $12.475 per share,
     (iii) 5,000 shares at $11.792 per share, and (iv) 5,000 shares at $9.204 per share.

(2) Includes 3,000 shares for which Gene A. Bishop is custodian for his children. Includes shares subject to presently exercisable options for (i) 5,000 shares at $10.75 per share, (ii) 5,000 shares at $12.475 per share, and (iii) 5,000 shares at $11.792 per share, and (iv) 5,000 shares at $9.204 per share.

                                  SCHEDULE 13D

----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE  22  of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Larry Schoenbrun as Trustee of the Evelyn Potter Rose 1990
         Irrevocable Trust.
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Larry  Schoenbrun is a citizen of the United States.
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF                 100,000
       SHARES        -----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                         -0-
        EACH         -----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                        100,000
        WITH         -----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          100,000
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.0%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE 23 of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John F. Cupak
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
         PF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         John F. Cupak is a citizen of the United States
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF                 6,830 (1)
       SHARES        -----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                         -0-
        EACH         -----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                   6,830 (1)
        WITH         -----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,430 (2)
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26168L 205                13D                   Page 24 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


(1) Excludes 2,100 shares subject to an option at $12.125 per share , and 1,500 shares subject to an option at $8.8125 per share which are presently exercisable, as well as 1,400 shares subject to an option at $12.125 per share and 6,000 shares subject to an option at $8.8125 per share, which are not exercisable within 60 days.

(2) Includes 2,100 shares subject to an option at $12.125 per share and 1,500 shares subject to an option at $8.8125 per share, which are presently exercisable. Excludes 1,400 shares subject to an option at $12.125 per share, and 6,000 shares subject to an option at $8.8125 per share which are not exercisable within 60 days.

                                  SCHEDULE 13D

----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE  25   of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Lela Helen Rose

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
         00
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Lela Rose is a citizen of the United States
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF                 72,200
       SHARES        -----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                         -0-
        EACH         -----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                        72,200
        WITH         -----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          72,200
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.7%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE  26   of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         William Edward Rose

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
         00
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         William Edward Rose is a citizen of the United States
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF                 72,200
       SHARES        -----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                         -0-
        EACH         -----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                        72,200
        WITH         -----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          72,200
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.7%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


----------------------                                    ----------------------
CUSIP NO.   26168L 205                                    PAGE 27 of 42 Pages
----------------------                                    ----------------------
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Cardinal Partners, L.P. (1)

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*
         PF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(E)                                      [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Cardinal Partners L.P. is a Texas limited partnership
--------------------------------------------------------------------------------

                         7      SOLE VOTING POWER
      NUMBER OF                 100,700
       SHARES        -----------------------------------------------------------
    BENEFICIALLY         8      SHARED VOTING POWER
      OWNED BY                         -0-
        EACH         -----------------------------------------------------------
      REPORTING          9      SOLE DISPOSITIVE POWER
       PERSON                        100,700
        WITH         -----------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          100,700
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           [_]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.0%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26168L 205                13D                   Page 28 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


(1) Cardinal Partners, L.P. is a Texas limited partnership of which Cardinal Investment Company, Inc. is the general partner. Edward W. Rose, III is the sole owner of Cardinal Investment Company, Inc.

CUSIP NO. 26168L 205                13D                   Page 29 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


          Pursuant to Rule 13d-2 (a) of Regulation 13D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), each of the following persons hereby amends the Schedule 13D Statement dated May 25, 1989 relating to the Common Stock, par value $.01 per share (the "Stock"), of Drew Industries Incorporated (the "Issuer"), as supplemented and amended by Amendment No. 1 thereto dated May 16, 1990, Amendment No. 2 thereto dated July 5, 1990, Amendment No. 3 thereto dated October 30, 1990, Amendment No. 4 thereto dated March 11, 1991, Amendment No. 5 thereto dated August 28, 1991, Amendment No. 6 thereto dated March 12, 1993, Amendment No. 7 thereto dated September 19, 1994, Amendment No. 8 thereto dated February 17, 1995, Amendment No 9 thereto dated July 18, 1996, Amendment No. 10 thereto dated March 7, 1997, and Amendment No. 11 thereto dated June 1, 1999: Leigh J. Abrams ("LJA"), Edward W. Rose, III ("EWR"), Evelyn D. Potter Rose ("EPR"), Marshall B. Payne ("MBP"), Kathleen Wright ("KW"), Payne & Madole ("P&M"), Cardinal Investment Company, Inc. Pension Plan ("CIPP"), Cardinal Investment Company, Inc. Profit Sharing Plan ("CICPS"), Harvey J. Kaplan ("HJK"), Susan Payne Madole ("SPM"), Robert B. Payne, Jr. ("RBP"), Fredric M. Zinn ("FMZ"), David L. Webster ("DLW"), Domenic D. Gattuso ("DDG"), Robert B. Payne, Sr. ("RP"), Scout Ventures ("SV"), James F. Gero ("JFG"), Catherine A. Gero, ("CAG"), Larry Schoenbrun as Trustee of the Evelyn Potter Rose 1990 Irrevocable trust ("LST"), Gene H. Bishop ("GHB"), John F. Cupak ("JFC"), Harvey F. Milman ("HFM"), William Edward Rose ("WER"), Lela Helen Rose ("LHR"), and Cardinal Partners, L.P. ("CPLP") which persons are sometimes referred to herein as the "Reporting Persons". The Reporting Persons are filing this single joint amendment because they may be deemed to constitute a "group" within the meaning of Section 13d-3 of the Act, although membership in a "group" is disclaimed and neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a "group" exists. Unless otherwise indicated, all defined terms used herein shall have the same meaning as those set forth in the Schedule 13D.

CUSIP NO. 26168L 205                13D                   Page 30 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


Item 1.           SECURITY AND ISSUER
                  No Material Change

Item 2.           IDENTITY AND BACKGROUND
                  No Material Change

Item 2.           IDENTITY AND BACKGROUND

                  Item 2 is hereby partially amended by deleting the information related to DW, RA, MPI and AC and thereby removing such persons from any group within the meaning of Section 13d-3 of the Act with respect to the Stock, to the extent that any such group shall be deemed to exist.

CUSIP NO. 26168L 205                13D                   Page 31 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


Item 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          Item 3 is hereby partially amended by substituting the following information for the information relating to EWR, MBP, and CPLP.

          EWR expended an aggregate of $2,732,910 for the shares owned by him, exclusive of (i) shares subject to presently exercisable options, (ii) shares held as Trustee for CIPP and CIPST, and (iii) Shares held by CPLP.

          MBP expended an aggregate of $542,583 for the shares owned by him, excluding of shares owned by SV and P&M.

          CPLP expended an aggregate of $1,235,161 for the shares owned by it.

CUSIP NO. 26168L 205                13D                   Page 32 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


          Item 3 is hereby partially amended by deleting the information for DW, RA, MPI and AC who are no longer included in this Scheudle 13D.

Item 4.   PURPOSE OF TRANSACTION

          No material change.

Item 5.   INTEREST IN SECURITIES OF THE ISSUER

          Paragraph (a) of Item 5 is hereby partially amended by substituting the following information for the information relating to LJA, EWR, MBP, JFG, CAG, HJK, FMZ, DLW, DDG, GHB, JFC, WER, LHR, and CPLP.

          Because of LJA's sole ownership of 237,266 shares including 16,000 shares pursuant to presently exercisable options and 8,004 shares held by Mr. Abrams as custodian under the New York Uniform Gift to Minors Act for the benefit of his children, the aggregate number of shares of Stock owned beneficially by LJA pursuant to Rule 13d-3 is 237,266, constituting approximately 2.4% of the outstanding shares of Stock.

CUSIP NO. 26168L 205                13D                   Page 33 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


          Because of HJK's sole ownership of 23,600 shares, including 3,600 shares pursuant to presently exercisable options, the aggregate number of shares of Stock owned beneficially by HJK pursuant to Rule 13d-3 is 23,600 shares, constituting approximately 0.2% of the outstanding shares of the Stock.

          Because of FMZ's sole ownership of 50,140 shares, including 6,000 shares pursuant to presently exercisable options, the aggregate number of shares of the Stock owned beneficially by FMZ pursuant to Rule 13d-3 is 50,140, constituting approximately 0.5% of the outstanding shares of the Stock.

          Because of DLW's sole ownership of 226,840 shares, including 19,000 shares pursuant to presently exercisable options, the aggregate number of shares of the Stock owned beneficially by DLW pursuant to Rule 13d-3 is 226,840, constituting approximately 2.3% of the outstanding shares of the Stock.

          Because of DDG's sole ownership of 30,442 shares including 8,000 shares pursuant to presently exercisable options, the aggregate number of shares of Stock owned beneficially by DDG pursuant to Rule 13d-3 is 30,442, constituting approximately 0.3% of the outstanding shares of the Stock.

          Because of the joint ownership by JFG and CAG of 84,160 shares, the aggregate number of shares of Stock owned beneficially by them jointly pursuant to Rule 13d-3 is 84,160 shares, constituting approximately 0.9% of the outstanding shares of the Stock.

          Because of (i)EWR's sole ownership of 1,719,680 shares including 25,000 shares pursuant to presently exercisable options, (ii) his sole voting and dispositive power as Trustee over the shares owned by CIPP and CIPSP, each of which owns 84,000 shares, and (iii) his ownership of Cardinal Investment Company, the general partner of CPLP which own 100,700 shares, the aggregate number of shares of Stock owned beneficially by EWR pursuant to Rule 13d-3 is 1,988,380, constituting approximately 20.3% of the outstanding shares of Stock.

          Because of (i) MBP's sole ownership of 243,600 shares, (ii) his sole voting and dispositive power of 4,000 shares held by P&M, (iii) and his 25% interest in SV which owns 29,500 shares, the aggregate number of shares of Stock owned beneficially by MBP pursuant to Rule 13d-3 is 254,975, constituting approximately 2.6% of the outstanding shares of the Stock.

CUSIP NO. 26168L 205                13D                   Page 34 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


          Because of JFG's sole ownership of presently exercisable options to purchase 25,000 shares of Stock, and the 84,160 shares JFG jointly owns with CAG, the aggregate number of shares of Stock owned by him pursuant to Rule 13d-3 is 109,160 shares, constituting approximately 1.1% of the outstanding shares of the Stock.

          Because of GHB's sole ownership of 113,600 shares, including 3,000 shares for which he acts as custodian for his children and 20,000 shares pursuant to presently exercisable options, the aggregate number of shares of Stock owned beneficially by GHB pursuant to Rule 13d-3 is 113,600 constituting approximately 1.2% of the outstanding shares of Stock.

          Because of JFC's sole ownership of 10,430 shares including 3,600 shares pursuant to presently exercisable option, the aggregate number of shares of Stock owned beneficially by JFC pursuant to Rule 13d-3 is 10,430 constituting 0.1% of the outstanding shares of the Stock.

          Because of LHR's sole ownership of 72,200 shares, the aggregate number of shares of Stock owned beneficially by LHR pursuant to Rule 13d-3 is 72,200, constituting approximately 0.7% of the outstanding shares of the Stock.

          Because of WER's sole ownership of 72,200 shares, the aggregate number of shares of Stock owned beneficially by WER pursuant to Rule 13d-3 is 72,200, constituting approximately 0.7% of the outstanding shares of the Stock.

          Because of CPLP's sole ownership of 100,700 shares, the aggregate number of shares of Stock owned beneficially by CPLP pursuant to Rule 13d-3 is 100,700, constituting approximately 1.0% of the outstanding shares of the Stock.

          Because LST is the Trustee over 100,000 shares, the aggregate number of shares of Stock owned beneficially by LST pursuant to Rule 13d-3 is 100,000, constituting approximately 1.0% of the outstanding shares of the stock.

          Paragraph (a) of Item 5 is hereby partially amended by deleting the information for DW, RA, AC and MPI who are no longer included in this Schedule 13D.

          Paragraph (b) of Item 5 is hereby partially amended by substituting the following information for the information relating to LJA, EWR, JFG, CAG, HJK, FMZ, DLW, DDG, GHB, and JFC:

          LJA has the sole power to vote or to direct the vote and to dispose or direct the disposition of 229,270 shares, excluding 16,000 shares subject to presently exercisable options.

CUSIP NO. 26168L 205                13D                   Page 35 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


          EWR has the sole power to vote or to direct the cote and to dispose or to direct the disposition of 1,963,380 shares, excluding 25,000 shares subject to presently exercisable options.

          HJK has the sole power to vote or direct the vote and to dispose or direct the disposition of 20,000 shares, excluding 3,600 shares subject to presently exercisable options.

          FMZ has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 44,140 shares, excluding 6,000 shares subject to presently exercisable options.

          DLW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 207,840 shares, excluding 19,000 shares subject to presently exercisable options.

          DDG has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 22,442 shares, excluding 8,000 shares subject to presently exercisable options.

          JFG has no sole power to vote or to direct the vote and to dispose or direct the disposition of any shares, excluding 25,000 shares subject to presently exercisable option, and has the shared power to vote or direct the vote and to dispose or direct the disposition of 84,160 shares.

          GHB has the sole power to vote or direct disposition of 93,600 shares, excluding 20,000 shares subject to presently exercisable options.

          JFC has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,830 shares, excluding 3,600 shares subject to presently exercisable options.

          CPLP has the sole power to vote or direct the vote and to dispose or direct the disposition of 100,700 shares.

          Paragraph (b) of Item 5 is hereby partially amended by deleting the information for DW, RA, AC and MPI who are no longer included in this Schedule 13D.

CUSIP NO. 26168L 205                13D                   Page 36 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


          Paragraph (c) of Item 5 is hereby amended by adding at the end thereof the following:

          Since June 1, 1999,  the date of Amendment No. 11 to this Statement on
Schedule 13D, the following transactions in shares of the Stock were affected by the Reporting Persons:

          On June 2, 1999,CPLP purchased 500 shares of Stock at $12.74 per share in the open market.

          On June 4, 1999, CPLP purchased 800 shares of Stock at $12.67 per share in the open market.

          On June 7, 1999, CPLP purchased 400 shares of Stock at $12.61 per share in the open market.

          On June 8, 1999,CPLP purchased 2,000 shares of Stock at $12.67 per share in the open market.

          On June 9, 1999, CPLP purchased 1,000 shares of Stock at $12.67 per share in the open market.

          On June 11, 1999, CPLP purchased 2,000 shares of Stock at $12.61 per share in the open market.

          On June 18, 1999, CPLP purchased 100 shares of Stock at $12.67 per share in the open market.

          On June 22, 1999,CPLP purchased 1,000 shares of Stock at $12.49 per share in the open market.

          On June 25, 1999, CPLP purchased 5,000 shares of Stock at $12.16 per share in the open market.

          On July 1, 1999,CPLP purchased 10,000 shares of Stock at $12.29 per share in the open market.

          On July 6, 1999, CPLP purchased 1,000 shares of Stock at $12.17 per share in the open market.

          On July 7, 1999, CPLP purchased 10,000 shares of Stock at $12.16 per share in the open market.

          On July 9, 1999,CPLP purchased 35,400 shares of Stock at $12.17 per share in the open market.

CUSIP NO. 26168L 205                13D                   Page 37 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


          On July 13, 1999, CPLP purchased 13,000 shares of Stock at $12.08 per share in the open market.

          On July 14, 1999, CPLP purchased 5,800 shares of Stock at $12.05 per share in the open market.

          On October 13, 1999, MBP made a charitable contribution of 35,000 shares of Stock.

          On October 14, 1999, MBP purchased 20,000 shares of Stock at $8.81 per share in the open market.

          On October 15, 1999, MBP purchased 10,000 shares of Stock at $8.63 per share in the open market.

          On October 25, 1999, MBP purchased 2,500 shares of Stock at $9.00 per share in the open market.

          On October 25, 1999, MBP purchased 2,500 shares of Stock at $8.94 per share in the open market.

          On November 19, 1999,DDG was granted an option to purchase 10,000 shares of Stock at the exercise price of $8.81 per share.

          On November 19, 1999, HJK was granted an option to purchase 7,500 shares of Stock at the exercise price of $8.81 per share.

          On November 19, 1999, FMZ was granted an option to purchase 15,000 shares of Stock at the exercise price of $8.81 per share.

          On November 19, 1999, JFC was granted an option to purchase 7,500 shares of Stock at the exercise price of $8.81 per share.

          On November 29, 1999,DLW was granted an option to purchase 50,000 shares of Stock at the exercise price of $9.31 per share.

          On November 29, 1999,LJA was granted an option to purchase 50,000 shares of Stock at the exercise price of $9.31 per share.

          As of December 31, 1999, EWR was granted an option to purchase 5,000 shares of Stock at $9.20 per share.

CUSIP NO. 26168L 205                13D                   Page 38 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


          As of December 31, 1999, JFG was granted an option to purchase 5,000 shares of Stock at the exercise price of $9.20 per share.

          As of December 31, 1999, GHB was granted an option to purchase 5,000 shares of Stock at $9.20 per share.

          On September 8, 2000, EWR purchased 600 shares of Stock at $7.04 per share in the open market.

          On September 13, 2000 EWR purchased 300 shares of Stock at $7.04 per share in the open market.

          On September 19, 2000, EWR purchased 5,900 shares of Stock at $6.68 per share in the open market.


Item 6. CONTRACTS, AGREEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

          No significant change.


Item 7.   MATERIAL TO BE FILED AS EXHIBITS

          No significant change

CUSIP NO. 26168L 205                13D                   Page 39 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


          After reasonable inquiry and to the best of knowledge and belief of each of the undersigned, each such person certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated: November 21, 2000
                                      /s/ Leigh J. Abrams
                                      ------------------------------------------
                                      Leigh J. Abrams, on his own behalf, and
                                      as Attorney-in-fact for:
                                           Edward W. Rose, III(1)
                                           Evelyn D. Potter Rose(1)
                                           Marshall B. Payne(1)
                                           Kathleen Wright(1)
                                           Payne & Madole(1)
                                           Cardinal Investment Company, Inc.
                                             Pension Plan(1)
                                           Cardinal Investment Company, Inc.
                                             Profit Sharing Plan(1)
                                           Harvey J. Kaplan(1)
                                           Susan Payne Madole(1)
                                           Robert B. Payne(1)
                                           Fredric M. Zinn (2)
                                           David L. Webster (2)
                                           Domenic D. Gattuso(2)
                                           Robert B. Payne, Sr.(2)
                                           Scout Ventures(2)


----------

     (1) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-1 through B-25 of Amendment No. 1 to the Statement on Schedule 13D dated May 16, 1990 relating to the Common Stock, par value $.01 per share, of Drew Industries Incorporated.

     (2) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-26 through B-34 of Amendment No. 5 to the Statement on Schedule 13D dated August 28, 1991 relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

CUSIP NO. 26168L 205                  13D                 Page 40 of 42 Pages
----------------------


                                           James F. Gero  (3)
                                           Gene H. Bishop(4)
                                           Harvey F. Milman(4)
                                           Larry Schoenbrun(4)
                                           John F. Cupak(4)
                                           William Edward Rose (5)
                                           Lela Helen Rose(5)
                                           Cardinal Partners L.P.(5)

----------

     (3) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-38 through B-40 of Amendment No. 6 to the Statement on Scheudle 13D dated September 19, 1994 relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

     (4) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-51 through B-59 of Amendment No. 9 to the Statement on Scheudle 13D dated July 18, 1996, relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

     (5) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are attached hereto as Exhibits B-60 to B-62.

CUSIP NO. 26168L 205                  13D                 Page 41 of 42 Pages
----------------------


                           ATTACHMENT TO SCHEDULE 13D


                                    EXHIBIT E


          Pursuant to Rule 13d-1(f)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities as set forth herein below.

Dated: November 21, 2000
                                      /s/ Leigh J. Abrams
                                      ------------------------------------------
                                      Leigh J. Abrams, on his own behalf, and as
                                      Attorney-in-fact for:
                                           Edward W. Rose, III(1)
                                           Evelyn D. Potter Rose(1)
                                           Marshall B. Payne(1)
                                           Kathleen Wright(1)
                                           Payne & Madole(1)
                                           Cardinal Investment Company, Inc.
                                             Pension Plan(1)
                                           Cardinal Investment Company, Inc.
                                             Profit Sharing Plan(1)
                                           Harvey J. Kaplan(1)
                                           Susan Payne Madole (1)
                                           Robert B. Payne(1)
                                           Fredric M. Zinn (2)
                                           David L. Webster (2)
                                           Domenic D. Gattuso(2)
                                           Robert B. Payne, Sr.(2)
                                           Scout Ventures(2)


----------

     (1) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-1 through B-25 of Amendment No. 1 to the Statement on Schedule 13D dated May 16, 1990 relating to the Common Stock, par value $.01 per share, of Drew Industries Incorporated.

     (2) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-26 through B-34 of Amendment No. 5 to the Statement on Schedule 13D dated August 28, 1991 relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

CUSIP NO. 26168L 205                  13D                 Page 42 of 42 Pages
----------------------


                                           James F. Gero  (3)
                                           Gene H. Bishop(4)
                                           Harvey F. Milman(4)
                                           Larry Schoenbrun(4)
                                           John F. Cupak(4)
                                           William Edward Rose(5)
                                           Lela Helen Rose (5)
                                           Cardinal Partners L.P.(5)


----------

     (3) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-38 through B-40 of Amendment No. 6 to the Statement on Scheudle 13D dated September 19, 1994 relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

     (4) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-51 through B-59 of Amendment No. 9 to the Statement on Scheudle 13D dated July 18, 1996, relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

     (5) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are attached hereto as Exhibits B-60 to B-62.